Exhibit 99.1

 The Peoples BancTrust Co., Inc. Reports Higher Third Quarter Income

    SELMA, Ala.--(BUSINESS WIRE)--Nov. 9, 2004--The Peoples BancTrust Co., Inc. (NASDAQ:PBTC) today reported increased income for its third quarter ended September 30, 2004.
    "Peoples BancTrust's increased earnings in the third quarter reflect the significant progress we have made in improving asset quality," stated Elam P. Holley, Jr., President and Chief Executive Officer. "Our lower provision for loan losses was the primary factor in our strong earnings this quarter. We believe the reduction in the provision for loan losses compared to last year is indicative of our ongoing commitment to credit quality. We expect our strengthened credit culture will support expanded lending opportunities through new loan production offices."
    Mr. Holley also noted, "We have established three new loan production offices in Birmingham, Montgomery and the I-59 corridor running south of Birmingham. We have staffed these offices with experienced lenders to take advantage of the excellent growth opportunities in these markets."

    Third Quarter Results

    Net income rose to $1.8 million in the third quarter of 2004 compared with $235,000 in the third quarter of 2003. Net income per diluted share was $0.32 in the third quarter of 2004 compared with $0.04 in the same quarter of last year. The increase in earnings was primarily due to a lower provision for loan losses and improved expense controls.
    Total interest income was $9.1 million for the third quarter of 2004 compared with $9.5 million in the third quarter of 2003. The decline in interest income was primarily related to lower interest rates and lower average loan balances. Average loans, net of the unearned discount totaled $439.5 million in the third quarter of 2004, compared with $476.2 million for the same period in 2003. The average annual yield on interest earning assets was 5.06% in the third quarter of 2004 compared with 5.22% for the same period in 2003. The reduction in loans was primarily attributable to lower demand in core markets.
    Total interest expense was $2.9 million in the third quarter of 2004, down from $3.0 million in the third quarter of 2003. The average annual rate of interest paid on interest bearing liabilities was 1.85% in the third quarter of 2004 compared with 1.88% for the same quarter of 2003.
    Net interest income for the third quarter of 2004 was $6.2 million compared with $6.5 million in the third quarter of 2003.
    Net interest income after provision for loan losses was $6.2 million in the third quarter of 2004 compared with $4.2 million in the third quarter of 2003. No provision was made for loan losses in the third quarter of 2004, compared to a provision of $2.3 million in the third quarter of 2003. The decision not to record a provision for loan losses was primarily due to management's assessment of an overall improvement in the credit quality of the loan portfolio. As a percentage of average loans, year-to-date net loan charge-offs (annualized) were down to 0.73% through the end of the third quarter of this year, compared to 0.81% for the same period in 2003. Over the same time period, the loan loss reserve to non-performing assets increased to 157% from 114% last year.
    "We have made significant changes to our credit culture over the past few years," stated Mr. Holley. "We believe Peoples has benefited from these changes in the form of improved earnings as our provision for loan losses has declined as a result of our improved credit quality. We are very pleased with our progress, especially in light of the weak economy during this time period, and remain focused on maintaining our credit standards as we grow our loan portfolio."
    Non-interest income was $2.2 million in the third quarter of 2004 compared with $2.8 million in the third quarter of 2003. The decline in non-interest income was due to lower deposit services charges related to higher average customer balances, a reduction in net securities gains to $210,000 compared with $403,000 in the third quarter of last year and lower other non-interest income. Other non-interest income for 2003 included rental income from a repossessed property that was subsequently sold.
    Non-interest expense decreased 3.9% to $6.4 million primarily due to improved expense controls. This decrease was achieved despite an increase in salaries and benefits expense of 5.4%, to $3.5 million, compared with the third quarter of 2003, primarily reflecting the growth in personnel to staff the new loan production offices.
    Mr. Holley went on to say, "Relative to pre-tax income, our provision for income taxes was significantly lower in the third quarter of this year compared to prior periods, due to current year adjustments to deferred tax assets and liabilities."

    Nine Month Results

    For the nine months ended September 30, 2004, net income was $4.7 million, or $0.83 per diluted share, compared with $3.2 million, or $0.58 per diluted share, for the same period in 2003.
    Total interest income for the nine month period in 2004 was $27.4 million compared with $29.2 million in the nine month period in 2003. Total interest expense was $8.3 million in the nine months ended September 30, 2004, compared with $9.1 million in the prior year period.
    Net interest income for the first nine months of 2004 was $19.1 million compared with $20.1 million in the first nine months of 2003. Net interest income after provision for loan losses was $19.2 million in the first nine months of 2004 compared with $15.4 million in the first nine months of 2003. The provision for loan losses in the first nine months of 2004 was a negative $149,000 compared with an expense of $4.7 million for the same period in 2003. The 2004 provision included a $575,000 negative provision in the second quarter of 2004, resulting from the recovery of reserves attributable to a large commercial loan that was sold during that quarter.
    Non-interest income for the first nine months of 2004 declined 12.1% to $7.0 million and non-interest expense was up 7.0% to $20.1 million compared with the first nine months of 2003.
    Stockholders' equity increased to $74.9 million at September 30, 2004, from $72.8 million at year-end 2003.

    Outlook for 2004

    "We currently expect our fourth quarter to be similar to our third quarter results," continued Mr. Holley. "We also anticipate additions to the provision for loan losses will remain low into the fourth quarter of 2004 based on current credits in the portfolio. Our focus remains on maintaining our high credit standards while building our loan portfolio."

    About Peoples BancTrust Co., Inc.

    The Peoples BancTrust Co., Inc. is the parent company of The
Peoples Bank and Trust Company, which has 24 offices located in eleven Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee, Montgomery, Shelby, Tallapoosa and Tuscaloosa).

    Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Peoples BancTrust's operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.



Earnings Summary:
-----------------
(Dollars in thousands except per share amounts)

                            Three Months Ended     Nine Months Ended
                                 Sept. 30,             Sept. 30,
                           --------------------- ---------------------
                             2004       2003       2004       2003
                           ---------- ---------- ---------- ----------
                                (Unaudited)             (Unaudited)

Total interest income      $   9,115  $   9,461  $  27,372  $  29,213
Total interest expense         2,902      2,988      8,315      9,076
                           ---------- ---------- ---------- ----------
Net interest income            6,213      6,473     19,057     20,137

Provision for loan losses          0      2,280       (149)     4,688
                           ---------- ---------- ---------- ----------
Net interest income after
 provision for loan losses     6,213      4,193     19,206     15,449
Net securities gains             210        403        699        970
Other noninterest income       2,027      2,407      6,330      7,029
Noninterest expense            6,405      6,666     20,138     18,827
                           ---------- ---------- ---------- ----------
Income before income taxes     2,045        337      6,097      4,621
Provision for income taxes       272        102      1,427      1,387
                           ---------- ---------- ---------- ----------

Net income                 $   1,773  $     235  $   4,670  $   3,234
                           ========== ========== ========== ==========

Basic net income per share $    0.32  $    0.04  $    0.84  $    0.58
Diluted net income per
 share                     $    0.32  $    0.04  $    0.83  $    0.58

Basic weighted average
 number of shares
 outstanding               5,577,472  5,562,802  5,571,715  5,562,802
Diluted average number of
 shares outstanding        5,598,472  5,589,508  5,594,917  5,586,592


Balance Sheet Summary:
----------------------
(Dollars in thousands except per share amounts)

                                                  As of       As of
                                                Sept. 30,    Dec. 31,
                                                  2004         2003
                                              ------------- ----------
                                                (Unaudited)

Total assets                                     $ 779,266  $ 778,581
Loans, net of the unearned discount                434,981    461,405
Allowance for possible loan losses                  (9,396)   (11,995)
Total deposits                                     651,859    643,757
Total borrowed funds                                48,737     56,690
Stockholders' equity                                74,897     72,779
Book value per share                              $  13.42  $   13.08

    CONTACT: The Peoples BancTrust Co., Inc., Selma
             Andrew C. Bearden, Jr., 334-875-1000